As filed with the Securities and Exchange Commission on May 23, 2003
                                                        Registration No. 333-[ ]
--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               __________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               __________________

                                    XOMA Ltd.
             (Exact name of registrant as specified in its charter)

            Bermuda                                             52-2154066
(State or other jurisdiction of                              (I.R.S. Employer
 incorporation or organization)                            Identification No.)

                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 204-7200
               (Address, including ZIP code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)
                               __________________

                          CHRISTOPHER J. MARGOLIN, ESQ.
                                    XOMA Ltd.
                               2910 Seventh Street
                           Berkeley, California 94710
                                 (510) 204-7292
                     (Name, address, including ZIP code, and
                     telephone number, including area code,
                              of agent for service)
                               __________________

                                    Copy to:
                           GEOFFREY E. LIEBMANN, ESQ.
                             CAHILL GORDON & REINDEL
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                               __________________

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


                         CALCULATION OF REGISTRATION FEE

     Title of Each Class                                   Proposed             Proposed
        of Securities                 Amount               Maximum               Maximum             Amount of
            To Be                      To Be            Offering Price          Aggregate          Registration
          Registered                Registered           per Unit(1)        Offering Price(1)           Fee
----------------------------------------------------------------------------------------------------------------

Common Shares,
par value U.S.$.0005
per share...................      6,000,000(2)(3)           $5.53              $33,180,000           $2,684.26


(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c).

(2) Includes a like number of Preference Share Purchase Rights (the "Rights"). Since no separate consideration is paid for the Rights, the registration fee is included in the fee for the Common Shares.

(3) Pursuant to Rule 416 under the Securities Act of 1933, any additional Common Shares issued as a result of stock splits, stock dividends or similar transactions are deemed to be registered herewith.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------

The information contained in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.







================================================================================
Prospectus                                               Subject to Completion,
                                                         dated May 23, 2003

                                    XOMA Ltd.
                             6,000,000 Common Shares
--------------------------------------------------------------------------------


o All of the common shares offered by this prospectus are being offered by Millennium Pharmaceuticals, Inc. through its wholly-owned subsidiary, mHoldings Trust, which is a party to an investment agreement with XOMA and has become one of our shareholders through the purchase of common shares under the investment agreement.

o We have used and intend to continue to use the proceeds from our sale of common shares to the selling shareholders under the investment agreement principally for the development of products pursuant to our collaboration with Millennium.

o To the extent shares are issued upon conversion of an outstanding convertible subordinated note, we will benefit from the resulting cancellation of indebtedness. The $5.0 million convertible subordinated note is convertible at our option into our common shares.

o Millennium and mHoldings Trust will receive all of the proceeds of their sale of such common shares to you.

o Our common shares are listed on the Nasdaq National Market under the symbol "XOMA." The last reported sale price for the common shares on May 20, 2003 was $5.98 per share.


--------------------------------------------------------------------------------

     This investment involves a high degree of risk. Consider carefully the risk factors beginning on page 5 of this prospectus before you invest.

     Millennium Pharmaceuticals, Inc. and its wholly-owned subsidiary, mHoldings Trust, are underwriters with respect to all of the common shares they purchase under the investment agreement with XOMA and which are offered for sale under this prospectus.

                              ____________________

     Neither the SEC nor any state securities commission has approved these securities or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                              ____________________

               The date of this prospectus is            , 2003.


                                TABLE OF CONTENTS


                                                 Page                                                      Page
                                                 ----                                                      ----

Prospectus Summary................................2        Use of Proceeds..................................20
Risk Factors......................................5        Selling Shareholders.............................21
Incorporation of Information We File With                  Description of Share Capital.....................24
  the SEC .......................................17        Plan of Distribution.............................27
Special Note Regarding Forward-Looking                     Legal Opinion....................................28
  Statements ....................................18        Experts..........................................29
Price Range Of Common Shares and Dividend                  Where You Can Get More Information...............29
  Information ...................................19


                               PROSPECTUS SUMMARY

XOMA

     We are a biopharmaceutical company that develops and manufactures recombinant antibodies and other protein products to treat cancer, immunological and inflammatory disorders, and infectious diseases. Our current product development programs include:

o Raptiva(TM)(Efalizumab, formerly Xanelim(TM)) is a humanized anti-CD11a monoclonal antibody developed to treat immune system disorders. In February of 2003, Genentech received formal acknowledgement from the U.S. Food and Drug Administration that it had received the December 2002 submission of the Biologics License Application for marketing approval of Raptiva(TM)in patients with moderate-to-severe plaque psoriasis. The BLA filing is based on efficacy and safety data from three Phase III studies. Genentech has projected a 10-month regulatory review period for Raptiva(TM)in the U.S. with FDA action expected in late 2003. Genentech has granted Serono S.A. exclusive marketing rights to Raptiva(TM)outside the U.S. and Japan. In February of 2003, Serono announced the filing of an application for European Union marketing approval of Raptiva(TM)in moderate-to-severe plaque psoriasis.

     In 2002, Genentech and we initiated a Phase II clinical study of Raptiva(TM) in patients suffering from rheumatoid arthritis. In May of 2003, Genentech and we announced our decision to terminate this and a follow-on study testing of Raptiva(TM) in patients suffering from rheumatoid arthritis based on an evaluation by an independent Data Safety Monitoring Board that suggested no overall net clinical benefit in patients receiving the study drug. In January of 2003, we announced initiation of a Phase II study to evaluate Raptiva(TM) as a possible treatment for patients with psoriatic arthritis. Genentech and we continue to assess additional indications for Raptiva(TM), and this study is ongoing.

o Two of Millennium Pharmaceuticals, Inc.'s biotherapeutic agents are being developed for certain vascular inflammation indications pursuant to a collaboration agreement with Millennium that was announced in November of 2001. Ongoing preclinical testing will be evaluated in determining plans for clinical testing.

o ONYX-015, also known as CI-1042, developed by Onyx Pharmaceuticals, Inc., is a therapeutic tumor-selective, modified adenovirus genetically engineered to destroy cancer cells. In 2002, under a strategic process development and manufacturing alliance with Onyx, we scaled up production to 500-liter fermentation scale and improved the manufacturing process for ONYX-015. In January of 2003, Onyx announced the suspension of development activities related to ONYX-015 until it successfully engages a marketing partner.

o NEUPREX(R), also known as rBPI21, is a genetically-engineered fragment of a particular human protein. We completed a Phase III efficacy clinical trial in 1999, testing NEUPREX(R) in severe pediatric meningococcemia, but the data from the trial were determined not to be sufficient to file for regulatory approval. Further development of this product is continuing under a license agreement with a division of Baxter Healthcare Corporation, and a Phase II study testing NEUPREX(R) in Crohn's disease completed enrollment in November of 2002 but results are not yet known. Plans for further development, including potentially gaining access to additional resources by collaborating with another pharmaceutical company, are being pursued with Baxter.

o ING-1 is a Human Engineered(TM)recombinant monoclonal antibody that binds with high affinity to an antigen expressed on epithelial cell cancers (breast, colorectal, prostate and others) that is designed to destroy cancer cells by recruiting the patient's own immune system. Enrollment has been completed in two Phase I studies testing intravenous administration in advanced adenocarcinoma patients, which showed safety and tolerability results that supported further clinical development. An additional Phase I study with subcutaneous administration is ongoing. Further product development efforts and a decision on future collaborative arrangements will be determined based on the results of these studies. The ING-1 monoclonal antibody incorporates our patented Human Engineering(TM)technology, designed to reduce immunogenicity.

o BPI-derived anti-angiogenic compounds with potential application for treating retinal disorders are being developed by us. Results of in vitro and in vivo studies conducted by Joslin Diabetes Center at Harvard University, presented in April of 2001 and published in February of 2002, showed that compounds derived from BPI inhibit the function of multiple growth factors involved in blood vessel formation and angiogenesis in the retina while sparing key retinal cells (pericytes). These data suggest that these compounds may have potential for treating retinal disorders. We are conducting further research together with Joslin.

o Another BPI-derived topical anti-infective compound is in preclinical testing, the results of which will be evaluated in determining plans for clinical testing.

     We have experienced significant losses and, as of March 31, 2003, we had an accumulated deficit of approximately $554.0 million. For the year ended December 31, 2002 and the three months ended March 31, 2003, we had a net loss of approximately $33.2 million, or $0.47 per common share (basic and diluted) and $13.1 million, or $0.18 per common share (basic and diluted), respectively.

     Based on current spending levels, anticipated revenues, debt financing provided by Genentech for our share of Raptiva(TM) development and marketing costs, and financing commitments from Millenium under the collaborative agreement between the companies, we estimate we have sufficient cash resources to meet our operating needs through at least the end of 2004. We continue to evaluate strategic alliances, potential partnerships and financing arrangements which would further strengthen our competitive position and provide additional funding. We cannot predict whether or when any such alliances, partnerships or arrangements will be consummated or whether additional funding will be available when required and on terms acceptable to us.

Material Terms of Investment Agreement

     On November 26, 2001, Millennium and we entered into an investment agreement which committed Millennium to purchase, at our option and subject to the conditions described in the following paragraph, up to $50.0 million worth of our common shares over the 30 months following the effective date of the investment agreement. Of the up to $50.0 million worth of our common shares, $5.0 million worth (and accrued interest) may be issued at our option upon conversion of a convertible subordinated note already issued to Millennium, the entire principal amount of which is currently outstanding. On December 18, 2002, Millenium purchased approximately 1.4 million of our common shares for $7.5 million to satisfy, in part, its obligation under the investment agreement. On May 16, 2003, we and Millennium agreed to delay the maturity of the $5.0 million convertible subordinated note until February 26, 2004 and to adjust the timing of Millenium's obligation to purchase the remaining $37.5 million worth of our common shares. At six subsequent closings over the following 21 months, we may issue up to $4.0 million, $9.0 million, $7.0 million, $6.0 million, $6.0 million and $5.5 million worth of our common shares, respectively. At each closing, the precise number of shares to be purchased by Millennium will be determined using a formula based on the average of certain sale prices per common share as reported on the Nasdaq National Market for a specified period of time prior to the applicable closing date (subject to certain adjustments and limitations). The formula is intended to reflect the current market price per common share at the time of each closing, without any discount or premium.

     The obligations of Millennium to purchase the common shares that we wish to sell at each closing will be subject to customary closing conditions, including the delivery of legal opinions and certificates from our officers and updated financial information, the continued listing of our common shares on the Nasdaq National Market or the New York or American Stock Exchanges, the continued effectiveness of the registration statement that includes this prospectus and the continuation of our collaboration agreement with Millennium.

     We have agreed to register the resale of the common shares that we may sell to Millennium at each closing and the common shares that we may issue to Millennium upon conversion of the convertible debt. The registration statement that includes this prospectus is intended to satisfy these registration obligations. We will consummate the first direct sale of common shares to Millennium after the registration statement that includes this prospectus is declared effective.

     The 6,000,000 shares registered under the registration statement that includes this prospectus would have represented 7.8% of our outstanding common shares as of May 20, 2003, after giving effect to their issuance. Based on the current market price of our common shares, the investment agreement gives us the option to require the selling shareholders to purchase an aggregate of up to approximately 7.1 million common shares (assuming conversion of the convertible subordinated note) for $42.5 million, in addition to the 1.4 million common shares already purchased.

Material Terms of Convertible Subordinated Note

     In connection with the investment agreement, we issued to Millennium a $5.0 million convertible subordinated note. The principal of the convertible subordinated note is due and payable in a single installment on February 26, 2004.

     The principal and accrued interest on the convertible subordinated note may be converted in whole (but not in part) at our election upon maturity into our common shares. The number of shares into which the convertible subordinated note may be converted will be determined using a formula based on the average of certain sale prices per common share as reported on the Nasdaq National Market for a specified period of time prior to the conversion date (subject to certain adjustments and limitations). The formula is intended to reflect the current market price per common share at the time of conversion, without any discount or premium. Based on the current market price of our common shares, we would be entitled to issue an aggregate of approximately 0.84 million common shares in full payment of the convertible subordinated notes.

     If we do not elect to convert the convertible subordinated note into common shares, all outstanding principal and all accrued interest must be paid to Millennium in cash on the maturity date, unless otherwise agreed.

     In addition to customary restrictions on our ability to convert, we will not be entitled to convert any portion of the convertible subordinated note or the accrued interest unless there is on the conversion date an effective registration statement covering resale of all of the common shares into which the principal of the convertible note and all accrued interest would convert. If this is not the case at any time prior to its maturity date, then the convertible subordinated note will remain outstanding until its maturity date and, if no effective registration statement is then in place, we will be required to repay all outstanding principal and accrued interest in cash on the maturity date. The registration statement that includes this prospectus is intended to satisfy these registration obligations.

                                  RISK FACTORS

     You should carefully consider the following factors and other information in this prospectus before deciding to invest in our common shares. You should also consider carefully the other information contained, or incorporated by reference, in this prospectus. The actual results of our business could differ materially from those described as a result of these risk factors. In such case, the trading price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares.

Risks Relating To Our Business

None Of Our Therapeutic Products Have Received Regulatory Approval; If Our Products Do Not Receive Regulatory Approval, Neither We Nor Our Third Party Collaborators Will Be Able To Manufacture And Market Them

     Even our most advanced therapeutic product has not received regulatory approval. Our products cannot be manufactured and marketed in the United States and other countries without required regulatory approvals. The United States government and governments of other countries extensively regulate many aspects of our products, including:

     o    testing

     o    manufacturing

     o    promotion and marketing and

     o    exporting.

     In the United States, the FDA regulates pharmaceutical products under the Federal Food, Drug, and Cosmetic Act and other laws, including, in the case of biologics, the Public Health Service Act. At the present time, we believe that our products will be regulated by the FDA as biologics. The FDA has announced that it is consolidating its responsibility for reviewing new pharmaceutical products into its Center for Drug Evaluation and Research, the body that currently reviews drug products, combining that operation with part of its biologics review operation, the Center for Biologics Evaluation and Research. Because implementation of this plan may not be complete, we do not know when or how this change will affect us. State regulations may also affect our proposed products.

     The FDA has substantial discretion in both the product approval process and manufacturing facility approval process and, as a result of this discretion and uncertainties about outcomes of testing, we cannot predict at what point, or whether, the FDA will be satisfied with our or our collaborators' submissions or whether the FDA will raise questions which may be material and delay or preclude product approval or manufacturing facility approval. As we accumulate additional clinical data, we will submit it to the FDA, which may have a material impact on the FDA product approval process.

     Our potential products will require significant additional research and development, extensive preclinical studies and clinical trials and regulatory approval prior to any commercial sales. This process is lengthy, often taking a number of years, and expensive. As clinical results are frequently susceptible to varying interpretations that may delay, limit or prevent regulatory approvals, the length of time necessary to complete clinical trials and to submit an application for marketing approval for a final decision by a regulatory authority varies significantly. As a result, it is uncertain whether:

     o    our future filings will be delayed

     o    our studies will be successful

     o    we will be able to provide necessary additional data

     o    our future results will justify further development or

     o we will ultimately achieve regulatory approval for any of these products.

     For example,

     o in 1996, we and Genentech began testing Raptiva(TM)(Efalizumab, formerly Xanelim(TM)) in patients with moderate-to-severe psoriasis. In April of 2002, we and Genentech announced that a pharmacokinetic study conducted on Raptiva(TM)comparing XOMA-produced material and Genentech-produced material did not achieve the pre-defined statistical definition of comparability, and the FDA requested that another Phase III study be completed before the filing of a Biologics License Application for Raptiva(TM), delaying the filing of a Biologics Licensing Application with the FDA for Raptiva(TM)beyond the previously-planned time frame of summer 2002. In September of 2002, we and Genentech announced the results of the additional Phase III study which achieved its primary efficacy endpoint. In December of 2002, Genentech submitted a Biologics License Application for Raptiva(TM)for the treatment of moderate-to-severe plaque psoriasis, which was accepted by the FDA in February of 2003. Genentech has projected a 10-month regulatory review period, which could potentially lead to FDA action in late 2003. However, we do not yet know what issues the FDA may raise with respect to efficacy or safety of the drug or other elements of the application. In March 2003, we announced completion of enrollment in a Phase II study of Raptiva(TM)in patients suffering from rheumatoid arthritis. In May of 2003, we and Genentech announced our decision to terminate Phase II testing of Raptiva(TM)in patients suffering from rheumatoid arthritis based on an evaluation by an independent Data Safety Monitoring Board that suggested no overall net clinical benefit in patients receiving the study drug. We have also announced the initiation of enrollment in a Phase II study of Raptiva(TM)as a possible treatment for patients with psoriatic arthritis. We do not know whether or when any such testing will demonstrate product safety and efficacy in these patient populations or result in regulatory approval.

     o in December of 1992, we began human testing of our NEUPREX(R)product, a genetically-engineered fragment of a particular human protein, and have licensed certain worldwide rights to Baxter. In April of 2000, members of the FDA and representatives of XOMA and Baxter discussed results from the Phase III trial that tested NEUPREX(R)in pediatric patients with a potentially deadly bacterial infection called meningococcemia, and senior representatives of the FDA indicated that the data presented were not sufficient to support the filing of an application for marketing approval at that time. Because neither we nor Baxter have generated any additional data or completed any further analysis, we do not know whether we will be able to supply such additional data. If we conduct an additional trial to provide the requested additional data, we will not know whether the results will be adequate for approval until the trial has been completed and the resulting data reviewed by the FDA. In November of 2002, Baxter completed enrollment in a Phase II study with NEUPREX(R)in Crohn's disease patients, but because we do not know the results, we do not know whether the results will justify further development.

     Given that regulatory review is an interactive and continuous process, we maintain a policy of limiting announcements and comments upon the specific details of the ongoing regulatory review of our products, subject to our obligations under the securities laws, until definitive action is taken.

Because All Of Our Products Are Still In Development, We Will Require Substantial Funds To Continue; We Cannot Be Certain That Funds Will Be Available And, If Not Available, We May Have To Take Actions Which Could Adversely Affect Your Investment

     If adequate funds are not available, we may have to dilute or otherwise adversely affect the rights of existing shareholders, curtail or cease operations or, in extreme circumstances, file for bankruptcy protection. We have spent, and we expect to continue to spend, substantial funds in connection with:

     o research and development relating to our products and production technologies

     o    expansion of our production capabilities

     o    extensive human clinical trials and

     o    protection of our intellectual property.

     Based on current spending levels, anticipated revenues, debt financing provided by Genentech for our share of Raptiva(TM) development and marketing costs, and financing commitments from Millennium under the collaborative agreement between the companies, we estimate we have sufficient cash resources to meet our operating needs through at least the end of 2004. However, to the extent we experience changes in the timing or size of expenditures or unanticipated expenditures, or if our collaborators do not meet their obligations to us or anticipated revenues otherwise do not materialize, these funds may not be adequate for this period. As a result, we do not know whether:

     o    operations will generate meaningful funds

     o    additional agreements for product development funding can be reached

     o    strategic alliances can be negotiated or

     o adequate additional financing will be available for us to finance our own development on acceptable terms, if at all.

     Cash balances and operating cash flow are influenced primarily by the timing and level of payments by our licensees and development partners, as well as by our operating costs.

     Specifically, although changes in spending on Raptiva(TM) should not impact liquidity due to our financing arrangement with Genentech and FDA approval of Raptiva(TM) would generally be expected to improve operating cash flow to the extent of our share of operating profits, if any, from sales of Raptiva(TM) in the U.S., such approval will also require repayment in cash, shares or deferred repayment of up to $40.0 million of amounts owed to Genentech (approximately $71.0 million under both loan agreements as of March 31, 2003). In addition, any delays in the review by the FDA of the Biologics License Application for Raptiva(TM) may have a material impact on our cash flow and on our ability to raise new funding on acceptable terms.

The Financial  Terms Of Some Of Our Existing Collaborative
Arrangements Could Result In Dilution Of Our Share Value

     We have financed, and anticipate continuing to finance, our most significant development program, Raptiva(TM), principally by borrowing from Genentech, and this debt is convertible at our option into our common shares with the conversion price to be calculated at the time of payment based on the fair market value at the time of the election. The outstanding amount of such convertible debt as of March 31, 2003 was approximately $67.4 million. This debt will come due at the earlier of (a) April of 2005, except for advances made after April 2003 in which case payment will be due on the second anniversary of the date of any such advances or (b) within 90 days after first product approval (which could be before the end of 2003). Unless we secure substantial alternative financing, it is likely that some or all of this debt, as well as some or all of any convertible debt issued in the future as part of this financing arrangement, will be converted into equity when it comes due rather than be repaid in cash, resulting in the issuance of additional common shares.

     Our financing arrangement with Millennium includes a $5.0 million convertible note we issued to Millennium in November of 2001, which comes due in February of 2004 and may be converted into common shares at that time. In addition, we have the option to issue up to $37.5 million worth of common shares to Millennium over the next 21 months. The total amount issuable in 2003 is $13.0 million. The number of shares to be issued will be based on the conversion price at the time of conversion.

     These arrangements, as well as future arrangements we may enter into with similar effect, could result in dilution in the value of our shares.

Because All Of Our Products Are Still In Development, We Have Sustained Losses In The Past And We Expect To Sustain Losses In The Future

     We have experienced significant losses and, as of March 31, 2003, we had an accumulated deficit of $554.0 million.

     For the quarter ended March 31, 2003, we had a net loss of approximately $13.1 million, or $0.18 per common share (basic and diluted). For the year ended December 31, 2002, we had a net loss of approximately $33.2 million, or $0.47 per common share (basic and diluted). We expect to incur additional losses in the future, primarily due to increased expenses on Raptiva(TM) and on the Millennium collaboration, as well as lower licensing and contract services revenue.

     Our ability to make profits is dependent in large part on obtaining regulatory approval for our products and entering into agreements for product development and commercialization, both of which are uncertain. Our ability to fund our ongoing operations is dependent on the foregoing factors and on our ability to secure additional funds. Because all of our products are still in development, we do not know whether we will ever make a profit or whether cash flow from future operations will be sufficient to meet our needs.

If Third Party Collaborators Do Not Successfully Develop And
Market Our Products, We May Not Be Able To Do So On Our Own

     Our financial resources and our marketing experience and expertise are limited. Consequently, we depend to a large extent upon securing the financial resources and marketing capabilities of third parties with whom we collaborate.

     o In April of 1996, we and Genentech entered into an agreement whereby we agreed to co-develop Genentech's humanized monoclonal antibody product Raptiva(TM). In April of 1999, the companies extended and expanded the agreement. In March of 2003, the companies further expanded the agreement.

     o In January of 2000, we licensed the worldwide rights to all pharmaceutical compositions containing a particular human protein for treatment of meningococcemia and additional potential future human clinical indications to Baxter.

     o In January of 2001, we entered into a strategic process development and manufacturing alliance with Onyx Pharmaceuticals, Inc. pursuant to which we are scaling up production to commercial volume to manufacture one of Onyx's cancer products.

     o In November of 2001, we entered into a collaboration with Millennium Pharmaceuticals, Inc. to develop two of Millennium's products for certain vascular inflammation indications.

     Because our collaborators are independent third parties, they may be subject to different risks than we are and have significant discretion in determining the efforts and resources they will apply. We do not know whether Genentech, Baxter, Onyx or Millennium will successfully develop or market any of the products we are collaborating on.

     Even when we have a collaborative relationship, other circumstances may prevent it from resulting in successful development of marketable products. Specifically, in January of 2003, Onyx announced suspension of development activities, including manufacturing, related to the product that is the subject of our alliance, while Onyx seeks a marketing partner for the product to enable it to reinitiate development, and we are not involved in assisting Onyx in this process. Because these efforts are on-going, we do not know whether any additional partner will be found. In addition, in March 2003, we announced that we and Baxter would be seeking an additional company to bring development resources and expertise to support Neuprex(TM) development. We do not know whether we will be successful in securing such an additional company, and if we are not, our failure to do so could have an adverse impact on clinical development activities. Also, in June of 1999, we licensed certain genetically-engineered fragments of a particular human protein to Allergan Inc. to treat bacterial ophthalmic infections. In May of 2000, following successful product testing at Allergan, we expanded the collaboration. In November of 2000, Allergan advised us that for internal economic reasons they planned to discontinue development of ophthalmic anti-infective products derived from this protein.

     Although we continue to evaluate additional strategic alliances and potential partnerships, we do not know whether or when any such alliances or partnerships will be entered into.

Because We Have No History Of Profitability And Because The Biotechnology Sector Has Been Characterized By Highly Volatile Stock Prices, Announcements We Make And General Market Conditions For Biotechnology Stocks Could Result In A Sudden Change In The Value Of Our Common Shares

     As a biopharmaceutical company, we have experienced significant volatility in our common shares. Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common share price. From December 31, 2001 through May 20, 2003, our share price has ranged from a high of $12.19 to a low of $2.84. On May 20, 2003, the last reported sale price of the common shares as reported on the Nasdaq National Market was $5.98 per share. Factors contributing to such volatility include, but are not limited to:

     o    results of preclinical studies and clinical trials,

     o    information relating to the safety or efficacy of our products,

     o    developments regarding regulatory filings,

     o    announcements of new collaborations,

     o    failure to enter into collaborations,

     o    developments in existing collaborations,

     o    our funding requirements and the terms of our financing arrangements,

     o announcements of technological innovations or new indications for our therapeutic products,

     o    government regulations,

     o    developments in patent or other proprietary rights,

     o    the number of shares outstanding,

     o    the number of shares trading on an average trading day,

     o announcements regarding other participants in the biotechnology and pharmaceutical industries, and

     o    market speculation regarding any of the foregoing.

Because Many Of The Companies We Do Business With Are Also In The Biotechnology Sector, The Volatility Of That Sector Can Affect Us Indirectly As Well As Directly

     The same factors that affect us directly because we are a biotechnology company can also adversely impact us indirectly by affecting the ability of our collaborators, partners and others we do business with to meet their obligations to us or our ability to realize the value of the consideration provided to us by these other companies. For example, in connection with our licensing transaction with MorphoSys AG, MorphoSys has announced that it has exercised its option to pay a portion of the license fee owed to us in the form of equity securities of MorphoSys. We have only recently received these shares and the future value of these shares is subject both to market risks affecting our ability to realize the value of these shares and more generally to the business and other risks to which the issuer of these shares is subject. Since the date of MorphoSys' election on October 23, 2002, the per share closing price for MorphoSys shares has ranged between approximately $4.64 to $15.20, which demonstrates the volatility of these shares in the current market.

If Any Of Our Products Receives Regulatory Approval, We May Not Be Able To Increase Existing Or Acquire New Manufacturing Capacity Sufficient To Meet Market Demand

     Because we have never commercially introduced any pharmaceutical products and none of our products have received regulatory approval, we do not know whether the capacity of our existing manufacturing facilities can be increased to produce sufficient quantities of our products to meet market demand. Also, if we need additional manufacturing facilities to meet market demand, we cannot predict that we will successfully obtain those facilities because we do not know whether they will be available on acceptable terms. In addition, any manufacturing facilities acquired or used to meet market demand must meet the FDA's quality assurance guidelines.

Because We Do Not And Cannot Currently Market Any Of Our Products For Commercial Sale, We Do Not Know Whether There Will Be A Viable Market For Our Products

     Even if we receive regulatory approval for our products and we or our third party collaborators successfully manufacture them, our products may not be accepted in the marketplace. For example, physicians and/or patients may not accept a product for a particular indication because it has been biologically derived (and not discovered and developed by more traditional means) if no biologically-derived products are currently in widespread use in that indication, as is currently the case with psoriasis. Consequently, we do not know if physicians or patients will adopt or use our products for their approved indications.

If Our And Our Partners' Patent Protection For Our Principal Products And Processes Is Not Enforceable, We May Not Realize Our Profit Potential

     Because of the length of time and the expense associated with bringing new products to the marketplace, we and our partners hold and are in the process of applying for a number of patents in the United States and abroad to protect our products and important processes and also have obtained or have the right to obtain exclusive licenses to certain patents and applications filed by others. However, the patent position of biotechnology companies generally is highly uncertain and involves complex legal and factual questions, and no consistent policy regarding the breadth of allowed claims has emerged from the actions of the U.S. Patent and Trademark Office with respect to biotechnology patents. Legal considerations surrounding the validity of biotechnology patents continue to be in transition, and historical legal standards surrounding questions of validity may not continue to be applied, and current defenses as to issued biotechnology patents may not in fact be considered substantial in the future. These factors have contributed to uncertainty as to:

     o the degree and range of protection any patents will afford against competitors with similar technologies

     o    if and when patents will issue

     o whether or not others will obtain patents claiming aspects similar to those covered by our patent applications or

     o the extent to which we will be successful in avoiding infringement of any patents granted to others.

     The Patent Office has issued approximately 63 patents to us related to our products based on human bactericidal permeability-increasing protein, which we call BPI, including novel compositions, their manufacture, formulation, assay and use. In addition, we are the exclusive licensee of BPI-related patents and applications owned by New York University and Incyte Pharmaceuticals Inc. The Patent Office has also issued nine patents to us related to our bacterial expression technology.

     If certain patents issued to others are upheld or if certain patent applications filed by others issue and are upheld, we may require licenses from others in order to develop and commercialize certain potential products incorporating our technology or we may become involved in litigation to determine the proprietary rights of others. These licenses, if required, may not be available on acceptable terms, and any such litigation may be costly and may have other adverse effects on our business, such as inhibiting our ability to compete in the marketplace and absorbing significant management time.

     Due to the uncertainties regarding biotechnology patents, we also have relied and will continue to rely upon trade secrets, know-how and continuing technological advancement to develop and maintain our competitive position. All of our employees have signed confidentiality agreements under which they have agreed not to use or disclose any of our proprietary information. Research and development contracts and relationships between us and our scientific consultants and potential customers provide access to aspects of our know-how that are protected generally under confidentiality agreements. These confidentiality agreements may not be honored or may not be enforced by a court. To the extent proprietary information is divulged to competitors or to the public generally, such disclosure may adversely affect our ability to develop or commercialize our products by giving others a competitive advantage or by undermining our patent position.

Protecting Our Intellectual Property Can Be Costly And
Expose Us To Risks Of Counterclaims Against Us

     We may be required to engage in litigation or other proceedings to protect our intellectual property. The cost to us of this litigation, even if resolved in our favor, could be substantial. Such litigation could also divert management's attention and resources. In addition, if this litigation is resolved against us, our patents may be declared invalid, and we could be held liable for significant damages. In addition, if the litigation included a claim of infringement by us of another party's patent that was resolved against us, we or our collaborators may be enjoined from developing, manufacturing, selling or importing products, processes or services without a license from the other party.

Other Companies May Render Some Or All Of
Our Products Noncompetitive Or Obsolete

     Developments by others may render our products or technologies obsolete or uncompetitive. Technologies developed and utilized by the biotechnology and pharmaceutical industries are continuously and substantially changing. Competition in the areas of genetically-engineered DNA-based and antibody-based technologies is intense and expected to increase in the future as a number of established biotechnology firms and large chemical and pharmaceutical companies advance in these fields. Many of these competitors may be able to develop products and processes competitive with or superior to our own for many reasons, including that they may have:

     o    significantly greater financial resources

     o    larger research and development and marketing staffs

     o    larger production facilities

     o entered into arrangements with, or acquired, biotechnology companies to enhance their capabilities or

     o    extensive experience in preclinical testing and human clinical trials.

     These factors may enable others to develop products and processes competitive with or superior to our own or those of our collaborators. In addition, a significant amount of research in biotechnology is being carried out in universities and other non-profit research organizations. These entities are becoming increasingly interested in the commercial value of their work and may become more aggressive in seeking patent protection and licensing arrangements.

     Furthermore, positive or negative developments in connection with a potentially competing product may have an adverse impact on our ability to raise additional funding on acceptable terms. For example, if another product is perceived to have a competitive advantage, or another product's failure is perceived to increase the likelihood that our product will fail, then investors may choose not to invest in us on terms we would accept or at all.

     Without limiting the foregoing, we are aware that:

     o Biogen Inc. has announced that the FDA has approved Amevive(R)to treat moderate-to-severe chronic plaque psoriasis in adult patients who are candidates for systematic therapy or phototherapy;

     o Centocor Inc., a unit of Johnson & Johnson, has announced that it has tested its rheumatoid arthritis and Crohn's disease drug, Remicade(R), in psoriasis showing clinical benefits (and it has been announced that the drug has shown promising results in patients with psoriatic arthritis);

     o it has been announced that Amgen Inc. tested its rheumatoid arthritis and psoriatic arthritis drug, Enbrel(R), in a Phase III clinical trial in patients with moderate-to-severe plaque psoria-sis, meeting the primary endpoint and all secondary endpoints, that the primary and key secondary endpoints were met in a second Phase III trial, and that filing for regulatory approval with the FDA for this medication is expected in 2003;

     o MedImmune, Inc. has completed enrollment in three Phase II trials to evaluate its anti-T cell monoclonal antibody in psoriasis;

     o GenMab A/S has announced that its investigational new drug application for HuMax-CD4 for psoriasis has been cleared through the FDA to initiate a Phase II study;

     o Abbott Laboratories has announced the commencement of a Phase II psoriasis trial and Phase III psoriatic arthritis trial of its rheumatoid arthritis drug Humira(TM); and

     o other companies, including Medarex, Inc., are developing monoclonal antibody or other products for treatment of inflammatory skin disorders.

     A number of companies are developing monoclonal antibodies targeting cancers, which may prove more effective than ONYX-015 or the ING-1 antibody.

     It is possible that one or more other companies may be developing one or more products based on the same human protein as our NEUPREX(R) product, and these product(s) may prove to be more effective than NEUPREX(R) or receive regulatory approval prior to NEUPREX(R) or any BPI-derived ophthalmic product developed by us.

As We Do More Business Internationally, We Will Be Subject To
Additional Political, Economic and Regulatory Uncertainties

     We may not be able to successfully operate in any foreign market. We believe that, because the pharmaceutical industry is global in nature, international activities will be a significant part of our future business activities and that, when and if we are able to generate income, a substantial portion of that income will be derived from product sales and other activities outside the United States. Foreign regulatory agencies often establish standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could put us at a competitive disadvantage or make it uneconomical to proceed with a product's development. International operations may be limited or disrupted by:

     o    imposition of government controls

     o    export license requirements

     o    political or economic instability

     o    trade restrictions

     o    changes in tariffs

     o    restrictions on repatriating profits

     o    exchange rate fluctuations

     o    withholding and other taxation and

     o    difficulties in staffing and managing international operations.

Because We Are A Relatively Small Biopharmaceutical Company With Limited Resources, We May Not Be Able To Attract And Retain Qualified Personnel, And The Loss Of Key Personnel Could Delay Or Prevent Achieving Our Objectives

     Our success in developing marketable products and achieving a competitive position will depend, in part, on our ability to attract and retain qualified scientific and management personnel, particularly in areas requiring specific technical, scientific or medical expertise. There is intense competition for such personnel. Our research, product development and business efforts would be adversely affected by the loss of one or more of key members of our scientific or management staff, particularly our executive officers: John L. Castello, our Chairman of the Board, President and Chief Executive Officer; Patrick J. Scannon, M.D., Ph.D., our Senior Vice President and Chief Scientific and Medical Officer; Clarence L. Dellio, our Senior Vice President and Chief Operating Officer; Peter B. Davis, our Vice President, Finance and Chief Financial Officer; and Christopher J. Margolin, our Vice President, General Counsel and Secretary. We have employment agreements with Mr. Castello, Dr. Scannon and Mr. Davis. We currently have no key person insurance on any of our employees.

Even If We Bring Products To Market, We May Be Unable To Effectively Price Our Products Or Obtain Adequate Reimbursement For Sales Of Our Products, Which Would Prevent Our Products From Becoming Profitable.

     If we succeed in bringing our product candidates to the market, they may not be considered cost-effective, and reimbursement to the patient may not be available or may not be sufficient to allow us to sell our products on a competitive basis. In both the United States and elsewhere, sales of medical products and treatments are dependent, in part, on the availability of reimbursement to the patient from third-party payors, such as government and private insurance plans. Third-party payors are increasingly challenging the prices charged for pharmaceutical products and services. Our business is affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. In the United States, there have been and will continue to be a number of federal and state proposals to implement government controls on pricing. In addition, the emphasis on managed care in the United States has increased and will continue to increase the pressure on the pricing of pharmaceutical products. We cannot predict whether any legislative or regulatory proposals will be adopted or the effect these proposals or managed care efforts may have on our business.

Because We Engage In Human Testing, We Are Exposed
To An Increased Risk Of Product Liability Claims

     The testing and marketing of medical products entails an inherent risk of allegations of product liability. We believe that we currently have adequate levels of insurance for our clinical trials; however, in the event of one or more large, unforeseen awards, such levels may not provide adequate coverage. We will seek to obtain additional insurance, if needed, if and when our products are commercialized; however, because we do not know when this will occur, we do not know whether adequate insurance coverage will be available or be available at acceptable costs. A significant product liability claim for which we were not covered by insurance would have to be paid from cash or other assets. To the extent we have sufficient insurance coverage, such a claim would result in higher subsequent insurance rates.

We May Be Subject To Increased Risks Because
We Are A Bermuda Company

     Alleged abuses by certain companies that have changed their legal domicile from jurisdictions within the United States to Bermuda have created an environment where, notwithstanding that we changed our legal domicile in a transaction that was approved by our shareholders and fully taxable to our company under U.S. law, we may be exposed to various prejudicial actions, including:

     o    "blacklisting" of our common shares by certain pension funds

     o    legislation restricting certain types of transactions and

     o    punitive tax legislation.

     We do not know whether any of these things will happen, but if implemented one or more of them may have an adverse impact on our future operations or our share price.

If You Were To Obtain A Judgment Against Us, It May Be Difficult
To Enforce Against Us Because We Are A Foreign Entity

     We are a Bermuda company. All or a substantial portion of our assets may be located outside the United States. As a result, it may be difficult for shareholders and others to enforce in United States courts judgments obtained against us. We have irrevocably agreed that we may be served with process with respect to actions based on offers and sales of securities made hereby in the United States by serving Christopher J. Margolin, c/o XOMA Ltd., 2910 Seventh Street, Berkeley, California 94710, our United States agent appointed for that purpose. We have been advised by our Bermuda counsel, Conyers Dill & Pearman, that there is doubt as to whether Bermuda courts would enforce judgments of United States courts obtained in (1) actions against us or our directors and officers that are predicated upon the civil liability provisions of the U.S. securities laws or (2) original actions brought in Bermuda against us or such persons predicated upon the U.S. securities laws. There is no treaty in effect between the United States and Bermuda providing for such enforcement, and there are grounds upon which Bermuda courts may not enforce judgments of United States courts. Certain remedies available under the United States federal securities laws may not be allowed in Bermuda courts as contrary to that nation's policy.

Our Shareholder Rights Agreement Or Bye-laws May Prevent Transactions That Could Be Beneficial To Our Shareholders And May Insulate Our Management From Removal

     In February of 2003, we renewed our shareholder rights agreement which could make it considerably more difficult or costly for a person or group to acquire control of XOMA in a transaction that our board of directors opposes.

     Our bye-laws:

     o require certain procedures to be followed and time periods to be met for any shareholder to propose matters to be considered at annual meetings of shareholders, including nominating directors for election at those meetings;

     o authorize our board of directors to issue up to 1,000,000 preference shares without shareholder approval and to set the rights, preferences and other designations, including voting rights, of those shares as the board of directors may determine; and

     o contain provisions, similar to those contained in the Delaware General Corporation Law, that may make business combinations with interested shareholders more difficult.

     These provisions of our shareholders rights agreement and our bye-laws, alone or in combination with each other, may discourage transactions involving actual or potential changes of control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of common shares, could limit the ability of shareholders to approve transactions that they may deem to be in their best interests and could make it considerably more difficult for a potential acquiror to replace management.

Risks Relating To This Offering

The Actual Or Anticipated Resale By Millennium Of Our Common Shares That It Purchases From Us Under The Investment Agreement Or Otherwise Owns Or Acquires May Have An Adverse Impact On The Market Price Of Our Common Shares

     The resale by Millennium through open market transactions or other means of the common shares that it purchases from us under the investment agreement, that we issue to Millennium upon conversion of the convertible note we have issued to them or that it otherwise owns or acquires may, depending upon the timing of the resales, depress the market price of our common shares. Moreover, as all the common shares we sell to Millennium or issue upon conversion will be available for immediate resale, the mere prospect of our sales to it could depress the market price of our common shares. In addition, actual or anticipated downward pressure on the market price of our common shares due to actual or anticipated resales of our common shares by Millennium could cause some institutions or individuals to engage in short sales of our common shares, which may itself cause the market price of our common shares to decline.

Our Issuance Of Common Shares To Millennium Will Reduce The Percentage Equity Ownership Of Our Existing Shareholders

     Under our investment agreement with Millennium, we may issue to Millennium up to $42.5 million worth of our common shares over the following 21 months on several predetermined closing dates. The precise number of common shares that we will issue to Millennium over the term of the investment agreement will depend on the market price of our common shares during the period immediately preceding the applicable closing date. Each issuance of common shares to Millennium pursuant to the investment agreement will proportionately decrease our existing shareholders' percentage ownership of our total outstanding equity interests.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The following documents filed by XOMA with the SEC pursuant to the Securities Exchange Act are "incorporated by reference" in this prospectus, which means we can disclose important information to you by referring you to these documents and they are considered to be a part of this prospectus:

          (1) annual report on Form 10-K for the fiscal year ended December 31, 2002 (file no. 0-14710);

          (2) quarterly report on Form 10-Q for the quarterly period ended March 31, 2003 (file no. 0-14710);

          (3) current report on Form 8-K dated and filed on November 26, 2001, as amended by amendments on Form 8-K/A dated and filed on December 13, 2001, October 24, 2002 and May 21, 2003, respectively (file no. 0-14710); and

          (4) the description of the common shares in the registration statement on Form 8-A dated and filed on May 21, 1999 under Section 12 of the Securities Exchange Act, including any amendment or report for the purpose of updating such description (registration no. 333-68045).

     All documents filed by XOMA with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and before all of the common shares offered by this prospectus have been sold are deemed to be incorporated by reference in, and to be part of, this prospectus from the date any such document is filed.

     Any statements contained in a document incorporated by reference in this prospectus are deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus (or in any other subsequently filed document which also is incorporated by reference in this prospectus) modifies or supersedes such statement. Any statement so modified or superseded is not deemed to constitute a part of this prospectus except as so modified or superseded.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements made in this prospectus are forward-looking in nature, including those relating to the relative size of the Company's loss for 2002, the estimated levels of its expenses and revenues for the balance of 2003, the sufficiency of its cash resources, existing and potential collaborative and licensing relationships and current plans for product development including the progress of clinical trials and the regulatory process, as well as timing of clinical trials and regulatory filings and approvals, or that otherwise relate to future periods and other statements that are not historical facts. The words "believe," "plan," "intend," "expect" and similar expressions are intended to identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. They apply only as of the date of this prospectus except that statements incorporated by reference from previously filed reports apply as of the date made. The occurrence of the events described, and the achievement of the intended results, depend on many events, some or all of which are not predictable or not within our control. Actual results may differ materially from those anticipated in any forward-looking statements. Many risks and uncertainties are inherent in the biopharmaceutical industry. Others are more specific to our business. Many of the significant risks related to our business are described in this prospectus. These include, among others, the actual loss for 2003 could be higher depending on revenues from licensees and collaborators, the size and timing of expenditures and whether there are unanticipated expenditures; the sufficiency of cash resources could be shortened if expenditures are made earlier or in larger amounts than anticipated or are unanticipated or if funds are not available; and regulatory approvals could be delayed or denied as a result of safety or efficacy issues regarding the products being tested, action, inaction or delay by the FDA, European or other regulators, or issues relating to analysis, interpretation or submission of scientific data. These and other risks, including those related to changes in the status of the existing collaborative relationships, availability of additional licensing or collaboration opportunities, the timing or results of pending and future clinical trials, the ability of collaborators and other partners to meet their obligations, market demand for products, actions by the Food and Drug Administration or the U.S. Patent and Trademark Office, scale-up and marketing capabilities, competition, international operations, share price volatility, the Company's financing needs and opportunities, uncertainties regarding the status of biotechnology patents, uncertainties as to the costs of protecting intellectual property and risks associated with our status as a Bermuda company are described in more detail in "Risk Factors." We undertake no obligation to publicly update any forward-looking statements, regardless of any new information, future events or other occurrences. We advise you, however, to consult any additional disclosures we make in our reports to the SEC on Forms 10-K, 10-Q and 8-K.

                              ____________________

     We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these common shares or our solicitation of your offer to buy the common shares in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus should imply that the information contained in this prospectus or the affairs of XOMA have not changed since the date of this prospectus.

              PRICE RANGE OF COMMON SHARES AND DIVIDEND INFORMATION

     XOMA's common shares (such common shares and the common stock of our predecessor Delaware corporation are referred to in this prospectus as the common shares) trade on the Nasdaq National Market under the symbol "XOMA." The following table sets forth the quarterly range of high and low reported sale prices of the common shares on the Nasdaq National Market for the periods indicated (in United States dollars):

                                                       High           Low
                                                       ----           ---
     2001:
              First Quarter                         $13.875          $6.031
              Second Quarter                         17.750           5.313
              Third Quarter                          17.090           6.740
              Fourth Quarter                         10.500           6.400

     2002:

              First Quarter                         $12.190          $7.510
              Second Quarter                          8.510           3.000
              Third Quarter                           7.200           3.250
              Fourth Quarter                          6.250           3.800

     2003:

              First Quarter                          $4.600          $2.840
              Second Quarter (through May 20)        $8.000          $3.790

     On May 20, 2003 the last reported sale price of the common shares as reported on the Nasdaq National Market was $5.98 per share. As of May 20, 2003, there were approximately 3,160 record holders of XOMA's common shares.

     XOMA has not paid dividends on its common equity. XOMA currently does not intend to pay dividends and intends to retain any earnings for use in its business and the financing of its capital requirements for the foreseeable future. The payment of any future cash dividends on XOMA's common shares will necessarily be dependent upon the earnings and financial needs of XOMA, along with applicable legal and contractual restrictions.

                                 USE OF PROCEEDS

     We have used and intend to continue to use most of the net proceeds from our sale of the common shares to the selling shareholders under the investment agreement for the development of two of Millennium's biotherapeutic agents for certain vascular inflammation indications pursuant to our collaboration agreement with Millennium. Otherwise, we intend to use the net proceeds for general corporate purposes, including current research and development projects, the development of new products or technologies, equipment acquisitions, general working capital and operating expenses.

     We have not determined the amounts we plan to spend on any of the areas listed above or the timing of these expenditures. As a result, our management will have broad discretion to allocate the net proceeds from our sale of the common shares to the selling shareholders. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

     We will not receive any proceeds from the sale of the common shares by the selling shareholders to you. To the extent shares are issued upon conversion of the convertible note, we will benefit from the resulting cancellation of indebtedness. The $5.0 million convertible subordinated note is convertible at our option into our common shares.

                              SELLING SHAREHOLDERS

     The selling shareholders are Millennium Pharmaceuticals, Inc. and its wholly-owned subsidiary, mHoldings Trust, a Massachusetts business trust. On November 26, 2001, Millennium and XOMA announced an agreement in which they will collaborate to develop two of Millennium's biotherapeutic agents for certain vascular inflammation indications. As previously announced, under an investment agreement, Millennium has committed to purchase, at our option and subject to certain conditions under the investment agreement, up to $50.0 million worth of our common shares over the 30 months following the effective date of the investment agreement on several predetermined closing dates, through a combination of convertible debt and equity. On December 18, 2002, Millenium purchased approximately 1.4 million of our common shares for $7.5 million to satisfy, in part, its obligation under the investment agreement. On May 16, 2003, we and Millennium agreed to delay the maturity of the $5.0 million convertible subordinated note until February 26, 2004 and to adjust the timing of Millenium's obligation to purchase the remaining $37.5 million worth of our common shares. At six subsequent closings over the following 21 months, we may issue up to $4.0 million, $9.0 million, $7.0 million, $6.0 million, $6.0 million and $5.5 million worth of our common shares, respectively.

     The following table sets forth certain information regarding the ownership of common shares by the selling shareholders as of May 20, 2003, and the number of common shares covered by this prospectus:


                                                                                                 Ownership
                                            Ownership                                         of common shares
                                         of common shares                             after the offering (assuming all
                                      prior to the offering                             shares offered are sold)(1)
                                     -----------------------                        -----------------------------------

                                                                    Number
              Name of                         Number               of Shares           Number of            Percent
        Selling Shareholders                of Shares               Offered             Shares              of Class
---------------------------------         ------------           ------------       ---------------     ---------------
Millennium Pharmaceuticals, Inc.          6,000,000(3)           6,000,000(4)               0                 0%
and its wholly-owned subsidiary,
mHoldings Trust(2)



(1) For the purposes of this filing, we have assumed that all of the shares included in this registration statement will be sold; however, there is no contractual or other arrangement requiring any of the shares to be sold.

(2) The management of Millennium has voting and investment control over the common shares.

(3) Includes shares issuable upon conversion of the entire amount of principal outstanding ($5.0 million), plus accrued interest, under a convertible subordinated note held by Millennium and convertible at XOMA's option. Also includes 1,443,418 common shares issued to the selling shareholders on December 18, 2002 and common shares issuable to the selling shareholders, at our option and subject to certain conditions under the investment agreement, that we are registering for resale by the selling shareholders under this registration statement. We are registering 6,000,000 common shares based in part on our good faith estimate of the maximum number of common shares we have issued or may issue to Millennium under the investment agreement and upon conversion of the convertible debt.

(4) Consists of shares issuable directly to Millennium by XOMA either for cash pursuant to the investment agreement between the parties or upon conversion at maturity of or upon an event of default under the $5.0 million convertible subordinated note of XOMA held by Millennium.

     We are registering 6,000,000 common shares based in part on our good faith estimate of the maximum number of common shares we have issued or may issue to Millennium under the investment agreement and upon conversion of the convertible debt. If the price of our common shares increases sufficiently, the number of common shares we are registering for issuance may be higher than the number of common shares we actually issue to Millennium under the investment agreement. In such case, the number of shares resold by Millennium under this prospectus would be less than the number of shares registered for resale. On the other hand, if the price of our common shares decreases and the number of common shares we actually issue to Millennium under the investment agreement is greater than the number of shares we are now registering, we may need to file a new registration statement with the Securities and Exchange Commission, which will need to become effective prior to our completing the sales contemplated by the investment agreement. The 6,000,000 common shares that we are registering consist of shares issued or to be issued directly to Millennium by XOMA either for cash pursuant to the investment agreement between the parties or upon conversion at maturity of or upon an event of default under the $5.0 million convertible subordinated note of XOMA held by Millennium.

     As of May 20, 2003, the selling shareholders hold 1,443,418 of our common shares. Other than their obligation to purchase common shares at subsequent closing dates under the investment agreement (at our option) and upon conversion of the $5.0 million convertible note (at our option), the selling shareholders have no commitments or arrangements to purchase any of our common shares. Notwithstanding that the conversion by the selling shareholders of the $5.0 million convertible note is at our option, the selling shareholders may be deemed to be beneficial owners of the approximately 0.84 million common shares issuable upon the conversion of the convertible note as if the convertible note had been converted on May 20, 2003. Assuming the selling shareholders sell all of the common shares that they have acquired or may acquire under the investment agreement and do not otherwise acquire our common shares, they will not own any of our common shares after their sale of the common shares to you.

Material Terms Of Investment Agreement

     On November 26, 2001, Millennium and XOMA entered into an investment agreement which committed Millennium to purchase, at our option and subject to the conditions described in the following paragraph, up to $50.0 million worth of our common shares over the 30 months following the effective date of the investment agreement. Of the up to $50.0 million worth of our common shares, $5.0 million worth (and accrued interest) may be issued at our option upon conversion of a convertible subordinated note already issued to Millennium, the entire principal amount of which is currently outstanding. On December 18, 2002, Millenium purchased approximately 1.4 million of our common shares for $7.5 million to satisfy, in part, its obligation under the investment agreement. On May 16, 2003, we and Millennium agreed to delay the maturity of the $5.0 million convertible subordinated note until February 26, 2004 and to adjust to timing of Millenium's obligation to purchase the remaining $37.5 million worth of our common shares. At six subsequent closings over the following 21 months, we may issue up to $4.0 million, $9.0 million, $7.0 million, $6.0 million, $6.0 million and $5.5 million worth of our common shares, respectively. At each closing, the precise number of shares to be purchased by Millennium will be determined using a formula based on the average of certain sale prices per common share as reported on the Nasdaq National Market for a specified period of time prior to the applicable closing date (subject to certain adjustments and limitations). The formula is intended to reflect the current market price per common share at the time of each closing, without any discount or premium.

     The obligations of Millennium to purchase the common shares that we wish to sell at each closing will be subject to customary closing conditions, including the delivery of legal opinions and certificates of our officers and updated financial information, the continued listing of our common shares on the Nasdaq National Market or the New York or American Stock Exchanges, the continued effectiveness of the registration statement that includes this prospectus and the continuation of our collaboration agreement with Millennium.

     We have agreed to register the resale of the common shares that we may sell to Millennium at each closing and the common shares that we may issue to Millennium upon conversion of the convertible debt. The registration statement that includes this prospectus is intended to satisfy these registration obligations. We will consummate the first direct sale of common shares to Millennium after the registration statement that includes this prospectus is declared effective.

     The 6,000,000 shares registered under the registration statement that includes this prospectus would have represented 7.8% of our outstanding common shares as of May 20, 2003, after giving effect to their issuance. Based on the current market price of our common shares, the investment agreement gives us the option to require the selling shareholders to purchase an aggregate of up to approximately 7.1 million common shares (assuming conversion of the convertible subordinated note) for $42.5 million, in addition to the 1.4 million common shares already purchased.

Conversion Provisions Of Convertible Subordinated Note

     The principal and accrued interest on the convertible subordinated note may be converted in whole (but not in part) at our election upon maturity into our common shares. The number of shares into which the convertible subordinated note may be converted will be determined using a formula based on the average of certain sale prices per common share as reported on the Nasdaq National Market for a specified period of time prior to the conversion date (subject to certain adjustments and limitations). The formula is intended to reflect the current market price per common share at the time of conversion, without any discount or premium. Based on the current market price of our common shares, we would be entitled to issue an aggregate of approximately 0.84 million common shares in full payment of the convertible subordinated note.

     If we do not elect to convert the convertible subordinated note into common shares, all outstanding principal and all accrued interest must be paid to Millennium in cash on the maturity date, unless otherwise agreed.

     In addition to customary restrictions on our ability to convert, we will not be entitled to convert any portion of the convertible subordinated note or the accrued interest unless there is on the conversion date an effective registration statement covering resale of all of the common shares into which the principal of the convertible note and all accrued interest would convert. If this is not the case at any time prior to its maturity date, then the convertible subordinated note will remain outstanding until its maturity date and, if no such effective registration statement is then in place, we will be required to repay all outstanding principal and accrued interest in cash on the maturity date. The registration statement that includes this prospectus is intended to satisfy these registration obligations.

                          DESCRIPTION OF SHARE CAPITAL

     The following statements with respect to our share capital are subject to the detailed provisions of our memorandum of continuance and bye-laws. These statements do not purport to be complete and, while we believe the descriptions of the material provisions of the memorandum of continuance and bye-laws incorporated by reference are accurate statements with respect to such material provisions, such statements are subject to the detailed provisions in the memorandum of continuance and bye-laws, to which reference is hereby made for a full description of such provisions.

COMMON SHARES

General

     The memorandum of continuance and the bye-laws provide that our authorized common share capital is limited to 135,000,000 common shares, par value U.S.$.0005 per share. As of May 20, 2003, there were 71,999,924 common shares outstanding.

Voting

     The holders of common shares are entitled to one vote per share. All actions submitted to a vote of shareholders shall be voted on by the holders of common shares, voting together as a single class (together with the Series A preference shares (as described below), if any), except as provided by law.

Dividends

     Holders of common shares are entitled to participate, on a share for share basis, with the holders of any other common shares outstanding, with respect to any dividends declared by our board of directors, subject to the rights of holders of preference shares. Dividends will generally be payable in U.S. dollars. We have not paid cash dividends on the common shares. We currently do not intend to pay dividends and intend to retain any of our earnings for use in our business and the financing of our capital requirements for the foreseeable future. The payment of any future cash dividends on the common shares is necessarily dependent upon our earnings and financial needs, along with applicable legal and contractual restrictions.

Liquidation

     On a liquidation of XOMA, holders of common shares will be entitled to receive any assets remaining after the payment of our debts and the expenses of the liquidation, subject to such special rights as may be attached to any other class of shares.

Redemption

     The common shares are not subject to redemption either by us or the holders thereof.

Variation of Rights

     Under our bye-laws, if at any time our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of the issue of the shares of that class) may be varied with the consent in writing of the holders of a majority of the issued shares of that class either in writing or with the sanction of a resolution passed at a separate general meeting.

PREFERENCE SHARES

General

     Under our memorandum of continuance and bye-laws, we have the authority to issue 1,000,000 preference shares, par value U.S.$.05 per share. Of these, 135,000 preference shares have been designated Series A Preference Shares and 8,000 preference shares have been designated Series B Preference Shares. Under our bye-laws, subject to the special rights attaching to any class of our shares not being varied and to any resolution approved by the holders of 75% of the issued shares entitled to vote in respect thereof, our board of directors may establish one or more classes or series of preference shares having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board of directors fixes without any shareholder approval.

The Series A Preference Shares

     There are no Series A preference shares outstanding. Pursuant to the rights of the Series A preference shares, subject to the rights of holders of any shares of any series of preference shares ranking prior and superior, the holders of Series A preference shares are entitled to receive, when, as and if declared by our board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year, commencing on the first dividend payment date after the first issuance of a share or fraction of a share of Series A preference shares, in an amount per share equal to the greater of (a) U.S.$1.00 or (b) 1,000 times the aggregate per share amount of all cash dividends, plus 1,000 times the aggregate per share amount of all non-cash dividends or other distributions, other than a dividend or bonus issue payable in common shares, declared on the common shares since the immediately preceding dividend payment date, or, with respect to the first dividend payment date, since the first issuance of Series A preference shares.

     In addition to any other voting rights required by law, holders of Series A preference shares shall have the right to vote on all matters submitted to a vote of our shareholders with each share of Series A preference shares entitled to 1,000 votes. Except as otherwise provided by law, holders of Series A preference shares, holders of common shares and holders of any other shares having general voting rights shall vote together as one class on all matters submitted to a vote of our shareholders.

     Unless otherwise provided in the rights attaching to a subsequently designated series of our preference shares, the Series A preference shares shall rank junior to any other series of preference shares subsequently issued as to the payment of dividends and distribution of assets on liquidation, dissolution or winding-up and shall rank senior to the common shares. Upon any liquidation, dissolution or winding-up of XOMA, no distributions shall be made to holders of shares ranking junior to the Series A preference shares unless, prior thereto, the holders of Series A preference shares shall have received an amount equal to accrued and unpaid dividends and distributions, whether or not declared, to the date of such payment, plus an amount equal to the greater of (1) U.S.$100.00 per share or (2) an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of common shares or to the holders of shares ranking on parity with the Series A preference shares, except distributions made ratably on the Series A preference shares and all other such parity shares in proportion to the total amount to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

     If we shall enter into any consolidation, amalgamation, merger, combination or other transaction in which common shares are exchanged for or changed into cash, other securities and/or any other property, then any Series A preference shares outstanding shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of cash, securities and/or other property, as the case may be, into which or for which each common share is changed or exchanged.

     The Series A preference shares shall not be redeemable.

The Series B Preference Shares

     There are no Series B preference shares outstanding. The 8,000 Series B preference shares have been designated for issuance upon conversion of the convertible subordinated loans to us made and to be made by Genentech in connection with the funding of the our development costs for Raptiva(TM). Such loans are and will be convertible into Series B preference shares upon the occurrence of certain events relating to certain regulatory approvals, payment defaults, prepayments and other circumstances. Pursuant to the rights of the Series B preference shares, the holders of Series B preference shares will not be entitled to receive any dividends on the Series B preference shares.

     The Series B preference shares will rank senior with respect to rights on liquidation, winding-up and dissolution of XOMA to all classes of common shares. Upon any voluntary or involuntary liquidation, dissolution or winding-up of XOMA, holders of Series B preference shares will be entitled to receive U.S.$10,000 per share of Series B preference shares before any distribution is made on the common shares. The holders of Series B preference shares will have no voting rights, except as required under Bermuda law.

     The holders of Series B preference shares will have the right to convert Series B preference shares into common shares at a conversion price equal to the current market price of the common shares (determined as provided below). The current market price will be determined (a) for Series B preference shares issued in connection with a conversion of one or more of the convertible subordinated loans upon certain regulatory approvals, payment defaults or in certain other circumstances, as of the first date on which such a conversion occurs, and (b) for Series B preference shares issued in connection with certain prepayments of one or more of the convertible subordinated loans or a conversion thereof in certain other circumstances, as of the date of the issuance of such Series B preference shares.

     The Series B preference shares will be automatically converted into common shares at its then effective conversion rate immediately upon the transfer by the initial holder to any third party which is not an affiliate of such holder.

     We will have the right, at any time and from time to time, to redeem any or all Series B preference shares for cash in an amount equal to the conversion price multiplied by the number of common shares into which each such share of Series B preference shares would then be convertible.

OUTSTANDING WARRANTS

     XOMA issued 250,000 common stock purchase warrants to Incyte in July of 1998, of which 125,000 remain outstanding. Each Incyte warrant outstanding entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the Incyte warrants at an exercise price of $6.00 per share on or before July 9, 2008 or earlier upon the related license becoming fully paid up. Incyte is the holder of these warrants and received them as part of the consideration for the grant to XOMA of an exclusive license to all of Incyte's patent rights relating to BPI.

     XOMA issued 379,000 warrants to purchase common shares in January of 1999 and March of 1999, of which 175,000 remain outstanding. Each January and March 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the January and March 1999 warrants at an exercise price of $5.85 per share on or before January 29, 2004. Advantage Fund II Ltd. and Koch Investment Group Limited are the holders of these warrants and received them in connection with their purchase of our common shares in a private placement in January of 1999.

     XOMA issued 150,000 warrants to purchase common shares in July of 1999. Each July 1999 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the July 1999 warrants at an exercise price of $5.75 per share on or before July 21, 2004. Sutro & Co.

Incorporated and Arnhold and S. Bleichroeder, Inc. are the holders of these warrants and received them as consideration for their services as placement agents for a private placement of our common shares in July of 1999.

     XOMA issued 250,000 warrants to purchase common shares in February of 2000. Each February 2000 warrant entitles the holder thereof to purchase one common share, subject to anti-dilution adjustments. A holder may exercise the February 2000 warrants at an exercise price of $5.00 per share on or before February 11, 2005. Sutro & Co. Incorporated and Arnhold and S. Bleichroeder, Inc. are the holders of these warrants and received them as consideration for their services as placement agents for a private placement of our common shares in February of 2000.

     All of the warrants described above were issued in reliance on the exemption from registration provided in Section 4(2) of the Securities Act. None of the warrants described above have been registered under the Securities Act and none may be transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exception from registration thereunder. Additionally, all of the warrants contain certain restrictions on their transfer. XOMA is not obligated and does not intend to register the warrants under the Securities Act.

                              PLAN OF DISTRIBUTION

     Any or all of the common shares being offered by this prospectus may be sold from time to time to purchasers directly by the selling shareholders or by pledgees, donees, transferees or other successors in interest. Alternatively, the selling shareholders may from time to time offer any or all of the common shares through underwriters, brokers, dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from such selling shareholder and/or the purchasers of common shares for whom they may act. The selling shareholders, and any such underwriters, brokers, dealers or agents that participate in the distribution of common shares, are underwriters, and any profit on the sale of the common shares by them and any discounts, commissions or concessions received by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such common shares may be so offered or sold in the open market, on the Nasdaq National Market or such other exchange or market where our common shares are then traded, in privately negotiated transactions (subject to limitations imposed by the investment agreement), in an underwritten offering, in block trades, to a broker or dealer for its account in ordinary brokerage transactions, or a combination of such methods. The selling shareholders will make such sales at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. To the extent required, the name of the selling shareholder, the number of common shares to be sold, the purchase price, the public offering price, the name of any agent, dealer, broker or underwriter and any applicable commission or discount or other items constituting compensation or indemnification arrangements with respect to a particular offering will be set forth in an accompanying prospectus supplement. These and other matters may also be addressed in one or more post-effective amendments to the registration statement of which this prospectus is a part. XOMA will receive no proceeds from the sale by the selling shareholders of the common shares offered by this prospectus.

     In connection with distributions of the common shares, and subject to limitations imposed by the investment agreement, the selling shareholders may enter into option or other transactions with broker-dealers that involve the delivery of the common shares to the broker-dealers, which may then resell or otherwise transfer such common shares. The selling shareholder also may loan or pledge the common shares to a broker-dealer and the broker-dealer may sell the common shares so loaned or upon a default may sell or otherwise transfer the pledged common shares.

     In addition, the selling shareholders and any other persons participating in the sale or distribution of the shares offered by this prospectus will be subject to liability under the federal securities laws and must comply with the requirements of the Securities Act and the Securities Exchange Act, including Rule 10b-5 and Regulation M under the Securities Exchange Act. These rules and regulations may limit the timing of purchases and sales of our common shares by the selling shareholders or such other persons. Under these rules and regulations, the selling shareholders and such other persons:

o may not engage in any stabilization activity in connection with our common shares;

o must furnish each broker which offers our common shares covered by this prospectus with the number of copies of this prospectus and any prospectus supplement which are required by such broker; and

o may not bid for or purchase any of our common shares or attempt to induce any person to purchase any of our common shares other than as permitted under the Securities Exchange Act.

     These restrictions may affect the marketability of our common shares by the selling shareholders.

     The selling shareholders have agreed, subject to certain conditions, to a restriction on their sales in the public market based on the trading volume of our common shares and that they will not sell shares other than in the public market without our prior written consent.

     To permit the selling shareholders to resell our common shares purchased by it under the investment agreement, we agreed to register those shares and to maintain that registration. We have also agreed with the selling shareholders that, subject to limited exceptions for specified time periods, we will prepare and file any amendments and supplements to this prospectus and the registration statement of which it is a part as may be necessary to keep the registration statement current and effective until:

o the date on which the selling shareholders may sell all of the common shares then held by the selling shareholders that they purchased from us under the investment agreement without restriction by the volume limitations of Rule 144(e) of the Securities Act; or

o the date after which all of our common shares held by the selling shareholders that are covered by the registration statement have been sold by the selling shareholders under a registration statement or pursuant to Rule 144.

     We have agree to indemnify and hold harmless the selling shareholders, any broker-dealer named in the registration statement of which this prospectus is a part and their respective controlling persons against certain liabilities, including liabilities under the Securities Act, which may be based upon, among other things, any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the registration statement or any omission or alleged omission to state in the registration statement or any document incorporated by reference into the registration statement a material fact required to be stated therein or necessary to make the statements therein not misleading, unless made or omitted in reliance upon and in conformity with written information provided to us by the selling shareholders or such broker-dealer.

     All expenses incurred by XOMA in complying with the registration rights granted to the selling shareholder pursuant to which the registration statement to which this prospectus relates has been filed, estimated to be approximately $117,000, will be borne by XOMA. As and when XOMA is required to update this prospectus, it may incur additional expenses in excess of this estimated amount.

     Any common shares offered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under such rule rather than pursuant to this prospectus.

                                  LEGAL OPINION

     The validity of the common shares to which this prospectus relates has been passed upon for XOMA by Conyers Dill & Pearman, located in Hamilton, Bermuda.

                                     EXPERTS

     The consolidated financial statements of XOMA Ltd. appearing in XOMA Ltd.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN GET MORE INFORMATION

     This prospectus is part of a registration statement that we have filed with the SEC. The registration statement contains exhibits and other information not included in this prospectus. At your request, we will provide you, without charge, a copy of any documents incorporated by reference in, or included as exhibits to, our registration statement. If you would like more information, write or call us at:

                                    XOMA Ltd.
                               2910 Seventh Street
                               Berkeley, CA 94710
                            Telephone: (510) 204-7273

     XOMA files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements and other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. XOMA's SEC filings are also available to the public on the SEC Internet site at http://www.sec.gov.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The estimated expenses in connection with this offering are as follows:

                                                                      Amount
                                                                    to be Paid
                                                                    ----------
SEC registration fee ......................................            $2,684
Nasdaq fee ................................................            22,500
Legal fees and expenses (including Blue Sky
  fees and expenses).......................................            75,000
Accounting fees and expenses ..............................            15,000
Miscellaneous .............................................             1,816
                                                                     --------
         Total ............................................          $117,000
                                                                     ========

Item 15.  Indemnification of Directors and Officers

     Under Bermuda law, a company is permitted to indemnify any officer or director, out of the funds of the company, against (i) any liability incurred by him or her in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with any application under relevant Bermuda legislation in which relief from liability is granted to him or her by the court and (ii) any loss or liability resulting from negligence, default, breach of duty or breach of trust, save for his or her fraud or dishonesty.

     The bye-laws of XOMA provide for the indemnity by XOMA of the officers, directors and employees of XOMA to the fullest extent permitted by law.

     Expenses (including attorneys' fees) incurred by an officer or director of XOMA in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by XOMA in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by XOMA pursuant to the Companies Act 1981 of Bermuda.

     An officer or director of XOMA shall not be personally liable to XOMA or its shareholders for monetary damages for any breach of fiduciary duty as a director or officer, except to the extent that such limitation is prohibited by the Companies Act 1981 of Bermuda.

     The indemnification and advancement of expenses and the limitation of liability provided by the bye-laws shall not be deemed exclusive of any other rights which any officer, director or employee, as such, may have or hereafter acquire under the Companies Act 1981 of Bermuda, any other provision of the bye-laws, or any agreement or otherwise. Any repeal or modification of the aforementioned provisions of the bye-laws shall not adversely affect any right or protection existing at the time of such repeal or modification.

Item 16.  Exhibits and Financial Statement Schedules

          (a)   Exhibits

         Exhibit
         Number                                                          Page
         ------                                                          ----

          3.1   Memorandum of Continuance of XOMA Ltd.
                (Exhibit 3.4) (1)

          3.2   Bye-Laws of XOMA Ltd. (as amended) (Exhibit
                3.2) (1)

          4.1   Shareholder Rights Agreement dated as of
                February 26, 2003 by and between XOMA Ltd.
                and Mellon Investor Services LLC as Rights
                Agent (Exhibit 4.1) (1)

          4.2   Form of Resolution Regarding Preferences and
                Rights of Series A Preference Shares
                (Exhibit 4.2) (1)

          4.3   Form of Resolution Regarding Preferences and
                Rights of Series B Preference Shares
                (Exhibit 4.3) (2)

          4.4   Form of Common Stock Purchase Warrant
                (Incyte Warrants) (Exhibit 2) (3)

          4.5   Form of Common Share Purchase Warrant
                (January and March 1999 Warrants) (Exhibit
                5) (4)

          4.6   Form of Common Share Purchase Warrant (July
                1999 Warrants) (Exhibit 4) (5)

          4.7   Form of Common Share Purchase Warrant (2000
                Warrants) (Exhibit 4) (6)

          5.1   Opinion of Conyers Dill & Pearman

          10.1 Investment Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit
                3) (7)

          10.2 Registration Rights Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 5) (8)

          10.3 Convertible Subordinated Promissory Note dated November 26, 2001 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 4) (8)

        Exhibit
        Number                                                          Page
        ------                                                          ----


          10.3A Amendment No. 1 to Convertible Subordinated
                Promissory Note dated November 5, 2002
                (Exhibit 10.3A) (9)

          10.4 Letter Agreement dated May 16, 2003 by and among XOMA Ltd., Millennium Pharmaceuticals,
                Inc. and mHoldings Trust (Exhibit 6) (10)

          23.1  Consent of Ernst & Young LLP, Independent
                Auditors

          23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

          24.1  Power of Attorney

____________________

(1) Incorporated by reference to the referenced exhibit to XOMA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-14710).

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(3) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002 (File No. 0-14710).

(8) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 (File No. 0-14710).

(9) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-3 filed November 6, 2002.

(10) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 3 to Current Report on Form 8-K/A dated and filed May 21, 2003 (File No. 0-14710).

Item 17.  Undertakings

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley, State of California, on May 23, 2003.


                                  XOMA LTD.



                                  By:  /s/ John L. Castello
                                      -----------------------------------
                                      Name:    John L. Castello
                                      Title:   Chairman of the Board,
                                               President and Chief
                                               Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John L. Castello and Christopher J. Margolin, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with the SEC and the Bermuda Registrar of Companies, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



               Signature                                     Title                                 Date
               ---------                                     -----                                 ----

                                         Chairman of the Board, President and Chief            May 23, 2003
                                         Executive Officer (Principal Executive
/s/ John L. Castello                     Officer)
----------------------------------
John L. Castello

                                         Chief Scientific and Medical Officer and              May 23, 2003
/s/ Patrick J. Scannon                   Director
----------------------------------
Patrick J. Scannon
                                         Vice President, Finance and Chief Financial           May 23, 2003
                                         Officer (Principal Financial and Accounting
/s/ Peter B. Davis                       Officer)
----------------------------------
Peter B. Davis

/s/ James G. Andress                     Director                                              May 23, 2003
----------------------------------
James G. Andress

/s/ William K. Bowes, Jr.                Director                                              May 23, 2003
----------------------------------
William K. Bowes, Jr.

/s/ Arthur Kornberg                      Director                                              May 23, 2003
----------------------------------
Arthur Kornberg

/s/ Steven C. Mendell                    Director                                              May 23, 2003
----------------------------------
Steven C. Mendell

/s/ W. Denman Van Ness                   Director                                              May 23, 2003
----------------------------------
W. Denman Van Ness

/s/ Patrick J. Zenner                    Director                                              May 23, 2003
----------------------------------
Patrick J. Zenner


                                  EXHIBIT INDEX

        Exhibit
        Number                                                           Page
        ------                                                           ----

          3.1   Memorandum of Continuance of XOMA Ltd.
                (Exhibit 3.4) (1)

          3.2   Bye-Laws of XOMA Ltd. (as amended) (Exhibit
                3.2) (1)

          4.1   Shareholder Rights Agreement dated as of
                February 26, 2003 by and between XOMA Ltd.
                and Mellon Investor Services LLC as Rights
                Agent (Exhibit 4.1) (1)

          4.2   Form of Resolution Regarding Preferences and
                Rights of Series A Preference Shares
                (Exhibit 4.2) (1)

          4.3   Form of Resolution Regarding Preferences and
                Rights of Series B Preference Shares
                (Exhibit 4.3) (2)

          4.4   Form of Common Stock Purchase Warrant
                (Incyte Warrants) (Exhibit 2) (3)

          4.5   Form of Common Share Purchase Warrant
                (January and March 1999 Warrants) (Exhibit
                5) (4)

          4.6   Form of Common Share Purchase Warrant (July
                1999 Warrants) (Exhibit 4) (5)

          4.7   Form of Common Share Purchase Warrant (2000
                Warrants) (Exhibit 4) (6)

          5.1   Opinion of Conyers Dill & Pearman

          10.1 Investment Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit
                3) (7)

          10.2 Registration Rights Agreement dated as of November 26, 2001 by and among XOMA, Millennium Pharmaceuticals, Inc. and mHoldings Trust (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 5) (8)

          10.3 Convertible Subordinated Promissory Note dated November 26, 2001 (with certain confidential information omitted, which omitted information is the subject of a confidential treatment request and has been filed separately with the Securities and Exchange Commission) (Exhibit 4) (8)

        Exhibit
        Number                                                          Page
        ------                                                          ----


          10.3A Amendment No. 1 to Convertible Subordinated
                Promissory Note dated November 5, 2002
                (Exhibit 10.3A) (9)

          10.4 Letter Agreement dated May 16, 2003 by and among XOMA Ltd., Millennium Pharmaceuticals,
                Inc. and mHoldings Trust (Exhibit 6) (10)

          23.1  Consent of Ernst & Young LLP, Independent
                Auditors

          23.3 Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

          24.1  Power of Attorney

----------

(1) Incorporated by reference tot he referenced exhibit to XOMA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 0-14710).

(2) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-4 filed November 27, 1998, as amended (File No. 333-68045).

(3) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 9, 1998 filed July 16, 1998 (File No. 0-14710).

(4) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated January 28, 1999 filed January 29, 1999, as amended (File No. 0-14710).

(5) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated July 23, 1999 filed July 26, 1999 (File No. 0-14710).

(6) Incorporated by reference to the referenced exhibit to XOMA's Current Report on Form 8-K dated February 11, 2000 filed February 14, 2000 (File No. 0-14710).

(7) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 2 to Current Report on Form 8-K/A dated and filed October 24, 2002 (File No. 0-14710).

(8) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 1 to Current Report on Form 8-K/A dated and filed December 13, 2001 (File No. 0-14710).

(9) Incorporated by reference to the referenced exhibit to XOMA's Registration Statement on Form S-3 filed November 6, 2002.

(10) Incorporated by reference to the referenced exhibit to XOMA's Amendment No. 3 to Current Report on Form 8-K/A dated and filed May 21, 2003 (File No. 0-14710).

                                                                     EXHIBIT 5.1




                     [Letterhead of Conyers Dill & Pearman]


                                                                     23 May 2003


XOMA Ltd.
2910 Seventh Street
Berkeley, California  94710
USA



Dear Sirs

XOMA Ltd. (the "Company")

We have acted as special legal counsel in Bermuda to the Company in connection with the Registration Statement on Form S-3 (the "Registration Statement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) filed with the U.S. Securities and Exchange Commission (the "Commission") on 23 May 2003 relating to the registration under the U.S. Securities Act of 1933, as amended, of an aggregate of 6,000,000 common shares par value US$.0005 per share (the "Common Shares"), including $5.0 million worth of common shares issuable upon the conversion of the convertible subordinated promissory note issued by the Company pursuant to the Investment Agreement (as defined below).

For the purposes of giving this opinion, we have examined the following documents:

(i) a facsimile copy of an Investment Agreement (the "Investment Agreement", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) dated as of 26 November 2001 between the Company and Millennium Pharmaceuticals, Inc.;

(ii) a facsimile copy of a Convertible Subordinated Promissory Note (the "Note", which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) dated as of 26 November 2001 by the Company;

(iii) a facsimile copy of an Amendment No. 1 to Convertible Subordinated Promissory Note (the "Amendment") dated as of 5 November 2002 between the Company, mHoldings Trust and Millennium Pharmaceuticals, Inc.; and

(iv) a facsimile copy of a Letter Agreement dated May 16, 2003 by and among XOMA Ltd., Millennium Pharmaceuticals, Inc. and mHoldings Trust.

The documents listed in items (i) through (iv) above are herein sometimes collectively referred to as the "Documents" (which term does not include any other instrument or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).

We have also reviewed the memorandum of continuance and the bye-laws of the Company, each certified by the Secretary of the Company on 21 May 2003, extracts of minutes of meetings of its directors held on 1 November 2001 and 30 October 2002 and 21 May 2003 and of a meeting of the pricing committee of its board of directors held on 5 November 2002, certified by the Secretary of the Company on 21 May 2003 (together, the "Minutes") and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations under the Documents, (c) the due execution and delivery of the Documents by each of the parties thereto, except the Company, (d) the accuracy and completeness of all factual representations made in the Documents and other documents reviewed by us, (e) that the resolutions contained in the Minutes remain in full force and effect and have not been rescinded or amended, (f) that the Company is entering into the Documents pursuant to its business of medical research, (g) that there are reasonable grounds for believing that prior to and immediately following the Company's entering into each of the Documents, the Company is and will be able to pay its liabilities as they fall due, (h) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (i) the validity and binding effect under the laws of the State of New York of the Documents in accordance with their respective terms, (j) that none of the parties to the Documents has carried on or will carry on activities, other than the performance of its obligations under the Documents, which would constitute the carrying on of investment business in or from within Bermuda and that none of the parties to the Documents, other than the Company, will perform its obligations under the Documents in or from within Bermuda, (k) that the Note will be issued and paid for in accordance with the Documents, and (l) that the Company is at all materials times listed on National Association of Securities Dealers Automatic Quotation System (NASDAQ).

We express no opinion as to the enforceability of any provision of the Documents which provides for the payment of a specified rate of interest on the amount of a judgment after the date of judgment or which purports to fetter the statutory powers of the Company.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purpose set out above and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Common Shares have been duly authorised in accordance with the Company's memorandum of continuance and bye-laws.

2. When issued and paid for in accordance with the terms of the Investment Agreement and the Note, as applicable, the Common Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings "Risk Factors" and "Legal Opinion" in the Registration Statement.

Yours faithfully

CONYERS DILL & PEARMAN

/s/ CONYERS DILL & PEARMAN

                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of XOMA Ltd. for the registration of 6,000,000 of its common shares and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 13 as to which the date is February 28, 2003, with respect to the consolidated financial statements of XOMA Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                 /S/ ERNST & YOUNG LLP


Palo Alto, California
May 20, 2002